EXHIBIT 5.3


                    WOHLFORTH, ARGETSINGER, JOHNSON & BRECHT
                           A PROFESSIONAL CORPORATION
JULIUS J. BRECHT                                                    TELEPHONE
CHERYL RAWLS BR                                                  (907) 276-6401
CYNTHIA L. CARTLEDGE
BARBARA J. DREYER                ATTORNEYS AT LAW                   FACSIMILE
ROBERT M. JOHNSON                                                (907) 276-5093
BRADLEY E. MEYEN            900 WEST 5TH AVENUE, SUITE 600
KENNETH E. VASSAR                                                   E-MAIL
ERIC E. WOHLFORTH            ANCHORAGE, ALASKA 99501-2048       wajb@alaska.net



   OF COUNSEL
PETER ARGETSINGER




                                             February 20, 1998



Ronald A. Duncan, President
General Communication, Inc.
2550 Denali Street, Suite 1000
Anchorage, Alaska  99503

         Re: Opinion As To Legality of Shares To Be Issued Pursuant To General Communication, Inc. Revised 1986 Stock Option Plan as Revised on January 9, 1998; Our File No. 618.0729

Dear Mr. Duncan:

         You have requested an opinion from this firm on behalf of General Communication, Inc. ("Company"), in connection with 2,500,000 shares of Class A common stock of the Company ("Shares") to be issued in conjunction with the Company's Revised 1986 Stock Option Plan ("Plan"), the allocation of which Shares was approved by the shareholders of the Company at its annual meeting held on November 25, 1997.

         It is this firm's understanding that the facts surrounding these proposed transactions are represented by the Company as follows ("Facts"):

         1. The Plan was adopted by the board of directors of the Company ("Board") by resolution at its December 17, 1986 meeting called and conducted in accordance with the Restated Articles of Incorporation and Bylaws of the Company ("Articles" and "Bylaws", respectively), and the Plan was approved by the Company's then sole shareholder, Western Tele-Communications, Inc. (which corporation's present name is WestMarc Communications, Inc.), by resolution at the Company's shareholder meeting held on December 17, 1986;

         2. The Articles provide that the Company has the power to issue and sell any stock and further expressly provides for the issuance of Class A common stock;





Registration Statement (S-8) Amendment No. 2
GCI Stock Option Plan
ASS00C46/0618.0729                 Page 31
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Ronald A. Duncan
February 20, 1998
Page 2


         3. The Plan initially provided for the granting of options to eligible employees to purchase up to 600,000 shares of Class A common stock of the Company. Subsequently, the shareholders of the Company at their September 15, 1988, November 12, 1991, June 20, 1995, and November 25, 1997 annual meetings authorized amendments to the Plan by approving allocations to the Plan of an additional 250,000 shares, 1,500,000 shares, 850,000 shares, and 2,500,000 shares of Class A common stock of the Company, respectively. As of the date of this letter, there were shares available for issuance by the Company under the Plan and pursuant to the Articles. At the November 12 meeting, the shareholders also approved an extension of the period during which an option may be exercised under the Plan from five years to ten years as measured from the date of granting of the option; and at the June 20 meeting, the shareholders also approved the removal of any provision of the Plan for termination of granting of options under it after December 20, 1996 or otherwise for its mandatory termination after ten years;

         4. The Articles and Bylaws in effect as of the date of this letter were materially the same as those in effect as of November 25, 1986 with respect to the power to grant options in and issue Class A common stock; except that the shareholders at the November 25, 1997 meeting approved an increase in the authorized Class A common stock of the Company from 50 million to 100 million shares thus providing sufficient shares for the allocation of the shares to the Plan approved at that meeting;

         5. The Company was incorporated as an Alaska corporation and received a Certificate of Incorporation dated July 16, 1979 from the Alaska Department of Commerce and Economic Development; and

         6. The Company is in good standing with respect to the reporting and corporation tax requirements of the Alaska Corporations Code to which it is subject, and the Company is otherwise validly existing as an Alaska corporation pursuant to the laws of the State of Alaska with all requisite powers to own property and to conduct its business in the manner contemplated by the Articles and Bylaws.

         Copies of the restated Articles (dated August 4, 1993) and the sole amendment to them (dated December 9, 1997), current revised Bylaws (dated March 24, 1993) and current Restated Certificate of Amended and Restated Articles (dated December 12, 1997), the above referenced resolutions, and the Plan as amended have been delivered to this firm. We have reviewed these





Registration Statement (S-8) Amendment No. 2
GCI Stock Option Plan
ASS00C46/0618.0729                 Page 32

Ronald A. Duncan
February 20, 1998
Page 3


documents. The Articles provide that the Company is organized for the purposes of transacting any and all lawful business for which corporations may be incorporated under the Alaska Corporations Code. Based upon the foregoing Facts, we are of the opinion as follows. Assuming due compliance with applicable federal and state securities laws, (1) the Shares will, when issued through the respective options under the Plan, represent newly created and legally issued, fully paid, and non-assessable shares of Class A common stock in the Company, and (2) each holder of a Share will be entitled to the benefits of a stockholder pro rata based upon ownership of outstanding shares of Class A common stock of the Company.

         This letter must not be quoted or referred to in the Company's financial statements or provided to persons other than the officers and directors of the Company without prior consultation with us or our prior written consent. The firm is aware of the Company's intent to and consents to use of this letter as an exhibit in a Form S-8 registration with the Securities and Exchange Commission pertaining to the Shares to be allocated to the Plan.

                                                Sincerely,

                                                WOHLFORTH, ARGETSINGER,
                                                JOHNSON & BRECHT

                                                /s/

                                                Julius J. Brecht
JJB/neb






Registration Statement (S-8) Amendment No. 2
GCI Stock Option Plan
ASS00C46/0618.0729                 Page 33
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